Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

Toyota France Uses Pivotal CRM for Managing Sales Activity of Its Reseller Network
With Pivotal CRM, TOYOTA France equips its resellers with a single solution for managing sales and marketing activities in a centralized and integrated approach.

HONG KONG, ATLANTA, June 09, 2009 – — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services announced today that TOYOTA France has implemented Pivotal CRM at its nearly 300 reseller sites.

The car manufacturer operates all over France via a distribution network of more than 200 partners and 300 resellers for its Toyota and Lexus brands. With that scope of operations, TOYOTA France needed an information system that allowed a streamlining of the sales process and the organization of the direct marketing activities.

As a result, TOYOTA France’s executive management decided to conduct a survey on the optimization of customer relationship management within its distribution network. Long-time CDC Software partner, AXOA was selected by TOYOTA France to carry out the survey, implement the solution, structure exchanges and manage information from the TOYOTA reseller network and from its partners. After the study was completed and in early 2008, TOYOTA France selected CDC Software’s Pivotal CRM for centralizing information shared by the 1200 users.

The main goal was to create a single sales activities desk (Bureau d’Activité Commercial) for managing the entire customer relationship chain with a simple, user-friendly tool that interfaced with existing systems. TOYOTA France wanted the B.A.C. to provide high performing analytic functionalities for both the reseller network and for TOYOTA France’s Executive Management.

TOYOTA France has rapidly come up to speed with the Pivotal CRM solution, customized it to its needs by CDC Software to address specific issues such as sales cycle management, traffic measuring, sales analysis and impact of communication operations.

“The creation and setting up of the single sales activities desk — Bureau d’Activité Commerciale  - was needed in order to organize our distribution network,” said Alain Staricky, CIO for TOYOTA France. “We have chosen a CRM solution that enabled us to integrate specific processes from car sales, other sales, and also product coding. Pivotal CRM is flexible and highly customizable and allowed us to support functionalities in sales and marketing as well as customer services.”

“We are thrilled with welcoming a worldwide renowned car manufacturer among our customers”, said Jean-Marc Kuhlmann, vice president of Western Europe and North Africa, CDC Software. “Our CRM solution enables us to provide answers to the extensive CRM needs of our customers so we can support them and their business specific requirements on their respective markets.”

 “The integration and deployment phase of the project took place swiftly and without any difficulties thanks to the excellent customization functionalities of the Pivotal CRM solution and to the extraordinary dedication of the users and of the TOYOTA France/Axoa/Pivotal project team” said Michel Roussard, Associate Director for Axoa.

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly-flexible application platform, a full-customer-relationship-management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile and handheld, partner management, and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services, focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About TOYOTA France
Toyota France, founded in 1971, sells vehicles from both Toyota and Lexus brands, through a network of, respectively, 290 and 50 sites. Having passed the symbolic milestone of one millionth Toyota and Lexus vehicles cumulative sales, and reached 100 000 in annual sales in 2006, Toyota now has nearly 4.5 percent of the market with 100,031 passenger cars and light commercial vehicles sold to customer in 2008 and ranks 6th brand in France. With the creation in 2002 of the Toyota University, sales and after-sale training school, Toyota France today offers to Toyota people network and students some business trainings and technical trainings, recognized by the authorities. Official Partner of the French Football Federation, Toyota is also present along with French athletes and automobile champions with Formula 1 or rally-raids. More information on www.toyota.fr

About Axoa
AXOA is a fast growing player on the CRM market, with a mission to accompany and streamline the CRM needs of its customers (large industrial companies, car manufacturers, media groups). AXOA brings experience and innovations from the specifications phase up to the execution and implementation of the solution. Its services mainly focus on CRM suite deployment (Pivotal CRM), executive dashboards (Analysis Services, Cognos) and enterprise portals for content management, collaborative work platforms or management of business specific processes (SharePoint 2007).  AXOA portfolio of services includes Consulting, System integration, Business management, Collaborative Web.
With the AXOA solutions, companies benefit from a unified vision of both their customers and the collaborative work environments.

More information on www.axoa.fr

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our expectations regarding the implementation and use of Pivotal CRM at Toyota France, our beliefs regarding the rate and continuation of user adoption, the cost of ownership of Pivotal CRM and our customers’ plans with respect to implementation of our products, our beliefs regarding the features and functionality of Pivotal CRM and the potential benefits and performance thereof for users, including increases in productivity and other benefits such as the ability to centralize and streamline customer and reseller information and to help strengthen customer service, our beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal CRM and the ease of implementation thereof, the ability of Pivotal CRM to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage, our beliefs with respect to our market position as a provider of CRM solutions, and other statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets; and changes in the economy and customer needs or requirements. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. Results will vary from customer to customer and are dependent upon particular facts and circumstances. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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